SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  June 19, 1997

                                    KTI, INC.
               (Exact name of Registrant as specified in Charter)


   New Jersey                 33-85234                22-2665282
(State or other juris-      (Commission             (IRS Employer
diction of incorporation)    File Number)           Identification No.)



7000 Boulevard East, Guttenberg, New Jersey            07093
(Address of principal executive office)             (Zip Code)


(Registrant's telephone number including area code) (201) 854-7777



                                 Not Applicable
         (Former name and former address, as changed since last report)


ITEM 5.  OTHER EVENTS

     On April 21, 1997, KTI Recycling, Inc. ("Recycling"), a wholly owned subsidiary of KTI, Inc., a New Jersey corporation (the "Company"), executed a term sheet with Prins Recycling Corp. and certain of its subsidiaries (collectively "Prins"). Prins is currently operating as debtors in possession in bankruptcy reorganization proceedings under Title 11 of the U.S. Code that are pending in the United States Bankruptcy Court for the District of New Jersey. Prins currently operates three recycling facilities in Franklin Park, Illinois (the "Franklin Park Facility"), Charlestown, Massachusetts (the "Boston Facility") and Newark, New Jersey (the "Newark Facility") (collectively, "All Facilities"). Pursuant to negotiations with the Committee for Unsecured Creditors (the "Committee") in the Prins bankruptcy proceedings, the term sheet
was modified on May 22, 1997.   The term sheet, as modified, contains the
following principal features:

     A. Recycling will purchase all of the assets of Prins, other than certain assets specifically excluded by Recycling, for cash and notes in the amount of $13.1 million and the assumption of $500,000 in trade payables. The notes will be accepted by PNC Bank, National Association ("PNC"), Prins' principal secured creditor at par. In the event that any assets of Prins, other than inventory, are sold after April 21, 1997, but before the closing date, such sales, if accepted by Recycling, will reduce the purchase price dollar for dollar. Recycling's purchase will be effected pursuant to a plan of reorganization.

     B. Recycling has the right to ask Prins to accept or reject any contract of Prins, currently in effect, subject to approval by the Bankruptcy Court.

     C. The Company will contribute $1 million in working capital to Recycling.

     D. If the sale of All Facilities to Recycling is not completed for any reason, the Bankruptcy Court will hold a hearing to authorize the sale of the Franklin Park Facility to Recycling for $2 million net to Prins, subject to higher and better offers. The Company has given a letter of credit to PNC for $1 million to secure this obligation and has promised to deliver a note for $1 million, supported by a guaranty by the Company.

     E. If any of the facilities of Prins, other than the Franklin Park Facility, are sold to a third party purchaser, Recycling will be entitled to a breakup fee payable from the proceeds of such sale equal to the lesser of $250,000 or 150% of Recycling's out of pocket costs. Recycling's right to receive such fee is contingent upon Recycling executing a definitive agreement to purchase such assets, subject only to Bankruptcy Court approval, due diligence with respect to environmental matters, certain representations, warranties and covenants and no material adverse changes that would frustrate the essential purpose of the Company in purchasing the Prins assets.

     F. Prins must agree not to solicit any offers to purchase the facilities from any third party, but may respond to inquiries. Prins has requested the Bankruptcy Court to provide that any higher offer, other than an offer for only the Franklin Park Facility, must exceed Recycling's offer by not less than $300,000.

     G. The Bankruptcy Court must approve an Operations and Maintenance Agreement (the "Management Agreement") in the form executed by Prins and KTI Operations, Inc., a wholly owned subsidiary of the Company on April 21, 1997.

     H. Recycling has until 45 days after the entry of a court order approving the breakup fee, the topping amount and the backup sale of the Franklin Park Facility to complete due diligence with respect to environmental matters.

     On April 21, 1997, Recycling entered into an agreement with PNC (the "PNC Agreement"). Pursuant to negotiations with the Committee, said agreement was modified. The agreement, as modified on May 22, 1997, has the following principal provisions:

     A. PNC agreed to advance additional funds of approximately $1 million to Prins, increasing the total debt of Prins to PNC up to a maximum of $9.5 million. The Company has agreed to guarantee up to 40% of such additional advances, subject to a maximum guaranty of $400,000.

     B. Recycling agreed to purchase the Franklin Park Facility of Prins for a purchase price of $2 million, with no prorations, if such facility is not sold to a third party prior to July 31, 1997, subject to Bankruptcy Court approval. Recycling's obligation to purchase the Franklin Park Facility is secured by a $1 million letter of credit arranged by the Company.

     C. In the event that Recycling purchases all of the assets of Prins, or the Franklin Park Facility, PNC has agreed to accept a portion of such purchase price in the form of notes with maturities of four to thirty months.

     D. The Company has agreed to issue a warrant to PNC to purchase 30,000 shares of its Common Stock at an exercise price of $8.50 per share. The warrant will expire on April 30, 2002. The shares of Common Stock covered by the warrant are subject to a Registration Rights Agreement which requires the Company to register such shares.

     E. If PNC receives payment in full of its loans to Prins, less only such discount as PNC voluntarily accepts, the Company will receive a management fee of $500,000 at the time of such repayment.

     On May 22, 1997, the Company, Prins, PNC and the Committee modified the term sheet and the PNC Agreement by reading certain modifications into the record of the hearing held with respect to the aforementioned motions. The record of the hearing contained the following additional terms:

     A. Prins shall give notice to parties who have expressed an interest in the Prins facilities within ten days of the entry by the Bankruptcy Court of the District of New Jersey of an order approving the breakup fee, the topping provision, the no solicitation provision, the backup sale provision with respect to the Franklin Park Facility and the Management Agreement (the "Approval Order");

     B. Any third party wishing to buy one or both of the Boston Facility or the Newark Facility must submit a written bid on or before 5:00 EDT on July 7, 1997 (an "Alternate Bid");

     C. If an Alternate Bid is submitted in a timely fashion, a hearing will be held in the Bankruptcy Court on July 10, 1997. If an Alternate Bid is accepted, such third party bidder must immediately execute a form Asset Purchase Agreement and make a down payment of $1 million by certified check or deposit of a letter of credit from a bank, previous approved by Prins, PNC and the Committee.

     D. Any third party wishing to buy only the Franklin Park Facility must submit a written bid at least ten days in advance of any scheduled hearing for such sale. A hearing on the sale of the Franklin Park Facility would be held on the later of September 16, 1997 at 10:00 A.M. or following a decision of the Bankruptcy Court to deny confirmation of the plan of reorganization pursuant to which all facilities are to be sold to Recycling.

     A successful offeror for the Franklin Park Facility must execute the form Asset Purchase Agreement and deposit a down payment equal to $1 million in cash or cash equivalent and close the sale within five business days.

     E.   For Plan purposes, PNC is an impaired creditor.

     On June 19, 1997, the Bankruptcy Court of the District of New Jersey entered the Approval Order. On June 24, 1997, Prins and Recycling delivered the definitive Asset Purchase Agreement relating to the purchase of the assets of Prins.


ITEM 7. EXHIBITS

Exhibit Number      Description

4.1 Term sheet (Purchase of assets of Prins Recycling Corp. And subsidiaries)

4.2 Agreement, dated as of April 21, 1997 between KTI Recycling, Inc. and its subsidiaries and PNC Bank

4.3 Operations and Maintenance Agreement, dated as of April 21, 1997, by and between Prins Recycling Corp. and its subsidiaries and KTI Operations, Inc.

4.4 Order of the Bankruptcy Court for the District of New Jersey dated June 19, 1997.

4.5 Asset Purchase Agreement, dated as of June 24, 1997, between Prins Recycling Corp. and its subsidiaries and KTI Recycling, Inc. and its subsidiaries.



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              KTI, INC.
                              (the Registrant)




Dated:  June 25, 1997              By:  /s/ Martin J. Sergi
                              Name:  Martin J. Sergi
                              Title:  President